EXHIBIT 10.47

AMENDMENT TO MENON- CELLCEUTIX AGREEMENT WITHOUT CHANGING THE TOTAL AMOUNT OF ROYALTIES PAYABLE UNDER THE TERMS OF THE PRIOR AGREEMENT

This Amendment, effective on signature of the last party to sign (“Effective Date”), between Dr. Krishna Menon, (hereinafter “Menon”) and Cellceutix Corporation, a Nevada corporation located at 100 Cummings Center, Suite 151, Beverly MA 01915 USA (hereinafter “Cellceutix”), amends a prior agreement between these parties dated October 17, 2007 (“Prior Agreement” Attachment A hereto), by which Menon assigned to Cellceutix all right, title and interest to a Compound (as defined therein) and patents thereon in consideration for a percentage of Net Sales of the Compound, also known as Kevetrin.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1.	“Net Sales” as used in the Prior Agreement and in this Amendment has the meaning set forth in Attachment B to this Amendment.

2.
“Compound” or “Kevetrin” means the substance identified by the chemical structure set forth in the U.S. Patent No. 8,338,454, all hydrates, salts and esters of that substance, all enantiomers of the substance, all mixtures of the foregoing, all substances developed using any of the foregoing as starting material, as intermediates or as a model or template, and all substances claimed in any Kevetrin Patent.

3.
“Kevetrin Patents” means all patents and patent applications anywhere in the world that disclose and claim a Compound or its therapeutic uses, including U.S. Patent No. 8,338,454 (“’454 Patent”), all worldwide patent applications that rely for priority on the ‘454 Patent or on any of the applications from which the ‘454 Patent directly or indirectly issued (including U.S. Patent Application No. 13/685,879, filed November 27, 2012), all worldwide patents issuing from any of the foregoing applications, and all reexaminations, reissues or extensions of any of the foregoing patents.

4.
After executing the Prior Agreement and filing for and obtaining Kevetrin Patents, Menon and Cellceutix learned that Wayne O. Aruda, an individual residing at 81 Salem Street, Wilmington, MA 01887 (“Aruda”) is a joint inventor of Kevetrin and was inadvertently omitted from the Kevetrin Patents. In consideration of some of Menon’s Cellceutix stock and a share of Menon’s future revenue attributable to Kevetrin, Menon acquired the entire interest of Aruda and Aruda Inc. dba Agrenetics, a Massachusetts corporation located at 81 Salem Street, Wilmington, MA 01887 (“Agrenetics”) in Kevetrin and the Kevetrin Patents and, consistent with the Prior Agreement, hereby assigns to Cellceutix all of Aruda’s and Agrenetic’s right, title and interest in and to Kevetrin and the Kevetrin Patents and has signed the assignment document in Exhibit C attached hereto.

5.
Without changing the total amount of royalties payable to Menon (4%) and to Leo Ehrlich (1%) under the terms of the Prior Agreement, Cellceutix shall pay to Agrenetics, and to its counsel, Finnegan, Henderson, Farabow, Garrett & Dunner LLP, a District of Columbia professional corporation located at 901 New York Ave, NW, Suite 1100, Washington, DC 20001 (“Finnegan”), from sums that would prior to this Amendment have been payable to Menon, an amount equal to two percent (2%) of worldwide Net Sales of Compound, as follows:

a.	to Agrenetics, 80% of such amount, but in no event less than 1.6% of all worldwide Net Sales of Compound; and

b.	to Finnegan to pay attorneys’ fees of Aruda and Agrenetics, 20% of such amount, but in no event less than 0.4% of all worldwide Net Sales of Compound.

6.
If the amount payable by Cellceutix to Menon pursuant to the Prior Agreement is or becomes greater than 4% of Net Sales of Compound, Cellceutix agrees that the two percent (2%) rate set forth in Paragraph 4 will increase to a rate that is one-half of the rate thereafter payable to Menon.

7.
Payments under Paragraph 5 to Agrenetics and Finnegan will be in U.S. dollars and will be made within 30 days after the end of each calendar quarter based on the Net Sales of Compound in the preceding calendar quarter.

8.
On or before January 31 of each year until expiration or termination of the Prior Agreement as amended hereby, Cellceutix will deliver to Menon, Agrenetics and Finnegan a written report of all worldwide Net Sales of Compound during the preceding calendar year, all revenue attributable to Compound or Kevetrin Patents received by Cellceutix during the preceding calendar year, and all amounts paid or payable by Cellceutix during the preceding calendar year to Menon, Agrenetics and Finnegan. If none, the report shall so state.

9.
Cellceutix will maintain books of account sufficient to determine all Net Sales of Compound, of all royalties or other consideration attributable to Compound or Kevetrin Patents received by Cellceutix, and all amounts paid or payable to Menon, Agrenetics and Finnegan. Not more frequently than once each calendar year, upon 15-day advance written notice, Cellceutix will make such books of account, any contract with Menon, and any contract associated with exploitation or sale of Compound or Kevetrin Patents available for inspection by an independent CPA retained either by Menon at Menon’s expense, Agrenetics at Agrenetics’ expense or Finnegan at Finnegan’s expense. The CPA will retain all Cellceutix information in confidence, reporting to the respective party only the accuracy of reports rendered under Paragraph 8 and payments made under Paragraph 4, provided, however, the CPA may disclose such information in any proceeding concerning a dispute over such payments. Cellceutix will pay the cost of the CPA inspection if the CPA identifies an underpayment of 5% or more.

10.
Any revenue attributable to Compound or Kevetrin Patents received in a currency other than U.S. dollars will be converted to U.S. dollars using the buy rate reported by the Wall Street Journal or its successor for the date payments are due under Paragraph 6 or the last business day before the due date.

11.
If, at any time, Cellceutix pays or transfers or causes a third party to pay or transfer to Menon or any person or entity in privity with him any money that is attributable to sale or other exploitation of the Compound or Kevetrin Patents in addition to or as a substitute for royalties payable under the Prior Agreement, Cellceutix from such amount payable to Menon will pay or will cause to be paid 40% of such amount to Agrenetics and 10% of such amount to Finnegan.

12.	Cellceutix agrees to impose on any assignee of any Kevetrin Patent the obligations of Paragraphs 5-11.

13.
The Prior Agreement defined Kevetrin by reference to Attachment A to the Prior Agreement. The Parties have not located an Attachment A, but the Parties intended it to be the chemical structure disclosed in the ‘454 Patent and hereby amend the Prior Agreement accordingly.

14.
The Prior Agreement and this Amendment will be in effect until the later of expiration of the last to expire of the Kevetrin Patents or the last day on which Menon Kevetrin Revenue is payable under the Prior Agreement.

15.
Menon and Celleutix hereby agree that Agrenetics and Finnegan are intended to be and are hereby made third party beneficiaries of this Agreement and the Prior Agreement as amended herein. This Amendment and the Prior Agreement will inure to the benefit of such third-party beneficiaries and their respective heirs, successors, permitted assigns and legal representatives.

16.	Menon and Cellceutix each represent that this Amendment is the first amendment to the Prior Agreement and except as amended herein, the Prior Agreement is as executed on 17 October 2007.

17.
This Amendment and the Prior Agreement as amended will be interpreted, construed, and enforced in all respects in accordance with the laws of the Commonwealth of Massachusetts, without reference to its choice of law principles to the contrary. Each party irrevocably consents to the exclusive jurisdiction and venue of the courts located in the Commonwealth of Massachusetts in connection with any action, suit, proceeding, or claim arising under or by reason of this Agreement. In the event of any legal action between or among the parties or third party beneficiaries, the prevailing party or parties shall be entitled to receive from the other full reimbursement of reasonable attorneys’ fees and costs (including court costs and costs of collection) that are incurred in such legal action.

18.
All notices given hereunder will be given in writing (in English or with an English translation), will be delivered to the address set forth below by (i) personal delivery, or (ii) delivery postage prepaid by an internationally-recognized express courier service, receipt required:

To Menon:	To Cellceutix:

Dr. Krishna E. Menon	Cellceutix Corporation 100 Cumming Center, Suite 151-B Beverly, MA 01915 USA

To Agrenetics:	To Finnegan: Finnegan 901 New York Avenue, NW, Suite 1100 Washington, DC 20001

Notices are deemed given on (a) the date of receipt if delivered personally or by express courier or (b) if delivery refused, the date of refusal. Notice given in any other manner will be deemed to have been given only if and when received at the address of the person to be notified. Either party or third party beneficiary may from time to time change its address for notices under this Agreement by giving the other parties written notice of such change.

IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Amendment.

Cellceutix Corporation

Dr. Krishna E. Menon

EXHIBIT A

PRIOR AGREEMENT

EXHIBIT B

NET SALES DEFINITION

“Net Sales” means all proceeds from the sale or other disposition of a Licensed Product in an arms’ length transaction, less the reasonable and customary deductions from such gross amounts actually paid, including, without limitation,

(a)	trade, cash and quantity discounts actually allowed and taken directly with respect to such sales;

(b)	amounts repaid, credits or allowances actually granted for damaged goods, defects, recalls, returns or rejections of Licensed Products and retroactive price reductions;

(c)
to the extent separately stated on purchase orders, invoices or other documents of sale, taxes levied on and/or other governmental charges made as to production, or transportation or insurance charges;

(d)	sales, use and value-added taxes and other similar taxes incurred;

(e)
charge back payments and rebates granted to (i) managed health care organizations, (ii) federal, state and/or local governments or their agencies, (iii) purchasers and reimbursing organizations, or (iv) trade customers, including, without limitation, wholesalers and chain and pharmacy buying groups; and

(f)	freight, postage, shipping, customs duties and insurance charges to the extent included in the proceeds actually received from the customer.

If a Licensed Product is sold or distributed for use in combination with or as a component of another product or products (a “Combination Product”), the calculation of “Net Sales” from such Combination Product will be determined, on a country by country basis, by multiplying the Net Sales for such Combination Product calculated as set forth above by the fraction A/(A+B), where A is the then current average wholesale price, in such country of the Licensed Product contained in the Combination Product if sold separately, and B is the then current average wholesale price in such country of any other active component or components (or any products containing such components as the sole active ingredient) in the Combination Product if sold separately. In the event that the Licensed Product is sold in the form of a Combination Product containing one or more active ingredients other than Licensed Product and one or more such active ingredients of the Combination Product are not sold separately, then the above formula will be modified such that A will be the Direct Cost of the Licensed Product and B will be the Direct Cost of any other active component or components in the combination, where “Direct Cost” means the sum of the following: (i) the actual cost of raw materials; (ii) the actual cost of direct labor including salaries, wages and employee benefits; and (iii) the manufacturing overhead resources consumed in the production process, including but not limited to rent, depreciation, insurance, services and utilities